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                         UNITED STATES BANKRUPTCY COURT
                        FOR THE DISTRICT OF MASSACHUSETTS
                                EASTERN DIVISION


-----------------------------)
In re:                       )
                             )
TREND-LINES, INC.,           )   Chapter 11
                             )   Case No. 00-15431-CJK
                  Debtor.    )   Substantively Consolidated
---------------------------- )   Estate
                             )
In re:                       )
                             )
POST TOOL, INC.,             )
                             )
                  Debtor.    )
                             )
-----------------------------


     JOINT MOTION TO APPROVE NONMATERIAL MODIFICATION TO FIRST AMENDED JOINT
            REORGANIZATION PLAN OF TREND-LINES, INC.AND THE OFFICIAL
                        COMMITTEE OF UNSECURED CREDITORS
--------------------------------------------------------------------------------

         To the Honorable Carol J. Kenner, Bankruptcy Judge:

         Trend-Lines, Inc. (the "Debtor") and the Official Committee of Unsecured Creditors (the "Committee")(collectively, the "Plan Proponents"), by and through their counsel, respectfully file this joint motion to approve certain nonmaterial modifications to the First Amended Joint Reorganization Plan of Trend-Lines, Inc. and the Official Committee of Unsecured Creditors ("Plan") in accordance with 11 U.S.C. ss. 1127. In support thereof, the movants state as follows:

                                   Background

         1. On August 11, 2000 (the "Petition Date"), the Debtor filed a voluntary petition under Chapter 11 of the Bankruptcy Code. The Debtor continues to operate as a debtor-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.


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         2. The Debtor is a Massachusetts corporation with corporate headquarters located at 126 Oxford Street, Lynn, Massachusetts.

         3. The Debtor is a specialty retailer of power and hand tools and their related accessories, operating a chain of stores under the name "Woodworkers Warehouse." The Debtor previously retailed golf equipment and supplies, operating a chain of stores under the name "Golf Day." As of the Petition Date, the Debtor operated 120 "Woodworkers Warehouse" retail outlets and 73 "Golf Day" stores in the northeastern United States. The Debtor sold its tools, golf products and supplies through separate mail order catalogs and over the Internet via separate websites.

         4. As of the Petition Date, the Debtor employed approximately 780 people on a full-time basis and 560 people on a part-time basis.

         5. Shortly after the filing, the Debtor sought and obtained permission to liquidate its golf inventory by means of a going-out-of-business sale. In conjunction with the going-out-business sale, the Debtor closed its Golf Day retail stores.

         6. On September 7, 2001, the Debtor and the Committee filed the Plan. A hearing on confirmation of the Plan is scheduled for October 17, 2001.

                               Plan Modifications

I.       Continuation of Employee Benefits

         7. The Plan calls for the Debtor to continue to operate its Woodworkers Warehouse retail stores. The continued operation of the Woodworkers Warehouse stores will entail retention of employees and the continued provision of employee fringe benefits.

         8. Article VIII. E. of the Plan may be read to curtail or otherwise limit certain employee benefits currently provided. The Plan Proponents seek to

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clarify that Article VIII. E. of the Plan does not alter or effect the continued
provision, following the Effective Date of the Plan, of the existing employment benefits identified below:

         (i) the Debtor's current 401(k) savings plan, as such plan may be amended from time to time, including the provision for Debtor's match of employee contributions up to three percent (3%) of salary;

         (ii) the Debtor's current short-term and long-term disability insurance plans, and the life insurance plan, all provided through Prudential Insurance, as such plan or provider may be amended from time to time;

         (iii) the Debtor's health insurance plan currently being provided by Blue Cross/Blue Shield, as such plan or provider may be amended from time to time;

         (iv) the Debtor's dental insurance plan currently being provided by Aetna Insurance, as such plan or provider may be amended from time to time; and

         (v) continuation of vacation and sick pay policies and accrued benefits as presently in effect, as the same may be amended from time to time.

II.      Re-incorporation of the Debtor

         9. The Debtor also proposes to modify the Plan to provide for the creation of a wholly owned subsidiary under Delaware law of Trend-Lines or the Reorganized Trend-Lines which shall merge with the parent and become the surviving entity. The surviving entity will have all of the obligations of the Reorganized Trend-Lines as provided in the Plan after the Effective Date.
The purpose of the change is for the surviving entity to become a Delaware corporation so as to provide, among other things, for the newly appointed Board of Directors to have the protections provided for under Delaware law. In connection with this modification, the following Plan modifications are required:


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         (i) amendment to section 1.91 of the Plan, at page 9, to read:

         Reorganized Trend-Lines means Trend-Lines, or any successor thereto by merger, consolidation, or otherwise, on and after the Effective Date;

         (ii) deletion of the second to last sentence of Article V. A. (1) of the Plan, at page 15;

         (iii) the insertion of a new Article V. A. (4) to the Plan which shall provide:

         Creation of New Subsidiary; Merger of Parent into Subsidiary. On or before the Effective Date, Trend-Lines or Reorganized Trend-Lines shall organize and form Woodworker's Warehouse, Inc., a Delaware corporation and a wholly-owned subsidiary of the parent. Effective on the Effective Date, the parent shall merge with and into Woodworker's Warehouse, Inc. and Woodworker's Warehouse, Inc. shall be the surviving corporation. The surviving entity will have all of the obligations of the Reorganized Trend-Lines as provided in the Plan after the Effective Date. The formation of Woodworker's Warehouse, Inc. and the merger of the parent with and into its wholly-owned subsidiary, Woodworker's Warehouse, Inc., and the execution, delivery, and filing of any certificates or other instruments in connection therewith are hereby authorized without further act or action by the board of directors or stockholders of Trend-Lines, Reorganized Trend-Lines, or Woodworker's Warehouse, Inc. and without further act or action under applicable law, regulation, order or rule.

         10. The Plan Proponents are authorized to modify the Plan provisions pursuant to 11 U.S.C. ss. 1127(a). Approval of the Plan modifications is in the best interests of the bankruptcy estate, as such modifications will: increase the Debtor's ability to retain employees and provide a smooth transition through the confirmation process; and ensure that the corporate restructuring of the Debtor is accomplished in the most effective manner. The proposed modifications will not result in prejudice to any parties-in-interest.

         Wherefore, the parties request that this Court:

         1.       Approve the Plan modifications requested herein; and

         2.       Grant such other relief as is just and proper.


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                                       Trend-Lines, Inc.,
                                       By counsel:

                                       --------------------------------
                                       Harold B. Murphy BBO 362610
                                       Andrew G. Lizotte BBO # 559609
                                       Hanify & King, Professional Corporation
                                       One Federal Street
                                       Boston, MA  02110
                                       (617) 423-0400-



                                       Official Committee of Unsecured
                                       Creditors, by counsel:


                                       --------------------------------
                                       Lawrence C. Gottlieb No. 2565
                                       Cathy Hershcopf No. 5875
                                       Kronish Lieb Weiner & Hellman LLP
                                       1114 Avenue of the Americas
                                       New York, NY 10036
                                       (212) 479-6000

Dated: 10/11/01
315352